Exhibit 1
FOR IMMEDIATE RELEASE
August 16, 2005
Contact Information:
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp.
Notice Regarding ADR Ratio Change
Nissin Co., Ltd. (the “Company”) held a meeting of its board of directors on August 16, 2005, and approved a change in the ratio of its American Depositary Shares (ADS) to its ordinary shares of common stock as described below. This ratio change will take place in addition to the 2-for-1 stock split which was approved at the Board of Directors meeting held on August 4, 2005 and which will be effective on November 18, 2005.
Summary of the Ratio Change

(1)Current Ratio:	1 ADS = 2 ordinary shares of common stock
(2)New Ratio:	1 ADS = 10 ordinary shares of common stock
(3)Effective Date:	November 18, 2005
Additional Information

(1)ADS Listing: New York Stock Exchange (First listed on August 2, 2002)
(2)ADR Depositary and Transfer Agent: The Bank of New York
(3)ADS price: $4.50 (August 15, 2005 closing price)

Note: The purpose of this press release is to make a general public announcement of the ratio change of Nissin’s American Depositary Shares (ADSs). It has not been prepared for the purpose of soliciting investment in the ADSs.